Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of [February] [•], 2016, by and between ADVANCED DISPOSAL WASTE HOLDINGS CORP., a Delaware corporation (“Parent”), and ADS WASTE HOLDINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company is a direct, wholly owned subsidiary of Parent;

WHEREAS, the Company and Parent desire to merge Parent with and into the Company, with the Company continuing as the surviving entity, on the terms and conditions set forth in this Agreement (the “Merger”); and

WHEREAS, the respective boards of directors of Parent and the Company have each approved this Agreement and the transactions contemplated hereby, including the Merger, in each case after making a determination that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Parent has resolved to recommend that Star Atlantic Waste Holdings II, L.P., a Delaware limited partnership (“Star Atlantic”), as a holder of a majority of the Percentage Interest (as defined in the Shareholders Agreement (as defined below)) of Parent, adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of the Company has resolved to recommend that Parent, as a sole shareholder of the Company, adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, Parent shall be merged with and into the Company at the Effective Time (as defined below).  Following the Effective Time, the separate corporate existence of Parent shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.                                      Effective Time; Effects of the Merger.

(a)                                 Subject to the provisions of this Agreement, the Merger shall become effective at [•] a.m. Eastern Time on [February] [•], 2016 (the “Effective Time”), as stated in the certificate of merger (the “Certificate of Merger”) filed with and accepted by the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.

(b)                                 The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.  Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Parent shall vest in the Company, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Parent shall become the debts, liabilities, obligations and duties of the Company, as the Surviving Corporation.

3.                                      Organizational Documents.

(a)                                 Effective at the Effective Time, the by-laws in the form attached hereto as Exhibit A shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL, and the certificate of incorporation in the form attached hereto as Exhibit B shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

4.                                      Directors and Officers. The directors and officers of the [Company] immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL.

5.                                      Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company or the holders of shares of capital stock of Parent or the Company:

(a)                                 each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and will cease to exist, and each holder of the Parent Common Stock shall receive the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as set forth on the capitalization table attached hereto as Exhibit C (the “Capitalization Table”);

(b)                                 each share of Series A-1 preferred stock, par value $0.01 per share, of Parent (the “Parent Series A-1 Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and will cease to exist, and each holder of the Parent Series A-1 Preferred Stock shall receive the number of shares of the Company Common Stock as set forth on the Capitalization Table;

(c)                                  each share of Series A-2 preferred stock, par value $0.01 per share, of Parent (the “Parent Series A-2 Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and will cease to exist, and each holder of the Parent Series A-2 Preferred Stock shall receive the number of shares of the Company Common Stock as set forth on the Capitalization Table;

(d)                                 each share of the Company Common Stock held by Parent immediately prior to the Effective Time shall automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor;

(e)                                  each option to purchase the Parent Common Stock (a “Parent Option”) outstanding immediately prior to the Effective Time shall automatically be assumed by the Company, and shall thereafter constitute an option to purchase Company Common Stock (the “Substitute Options”), with necessary adjustments being made, pursuant to paragraph (f) below, to the numbers of shares of Company Common Stock covered and the relevant exercise prices so as to maintain the intrinsic value of the Parent Options; and

(f)                                   the number of shares subject to each Substitute Option shall be equal to the number of shares subject to the corresponding Parent Option multiplied by a factor (the “Conversion Factor”) equal to the ratio at which outstanding shares of Parent Common Stock will be converted into shares of Company Common Stock in the Merger, with the result rounded down to the nearest whole share of Company Common Stock, and the exercise price of each Substitute Option shall be equal to the exercise price of the corresponding Parent Option divided by the Conversion Factor, with the result rounded up to the nearest whole cent, in each case as set forth on the Capitalization Table.  Except as modified herein, each Substitute Option shall have the same terms and conditions (including with respect to vesting, term, exercisability and cancellation) as the corresponding Parent Option.

(g)                                  The Company Common Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered or sold except pursuant to registration under the Securities Act or an applicable exemption thereunder.  Wells Fargo Bank, National Association, as transfer agent, will be instructed not to effect a transfer of Company Common Stock acquired pursuant to this Agreement unless the Company is satisfied that the sale is being made in accordance with applicable securities laws. Any shares of Company Common Stock in certificated form and all certificates issued in exchange therefor or in substitution thereof will bear a legend to the following effect until such time as is no longer required under applicable requirements of the Securities Act or state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF ADS WASTE HOLDINGS, INC. THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO ADS WASTE HOLDINGS, INC., (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, (C) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS BASED UPON, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.”

6.                                      Redemption Agreements.  At the Effective time, the Company will succeed to the obligations of Parent under (i) the redemption agreement entered into on November 20, 2012 and the share price protection agreement entered into on November 20, 2012, each by and between Walter H. Hall and Parent(1); (ii) the amended and restated redemption agreement entered into on December 20, 2012, by and between Charles C. Appleby (“Appleby”), certain trusts named therein and Parent, as amended by the letter agreement dated June 20, 2014, by and between Appleby and Parent; and (iii) the amended and restated share price protection agreement entered into on December 20, 2012 by and between Appleby and Parent.

7.                                      Release.  At the Effective Time, each holder of Parent Common Stock other than Star Atlantic shall execute and deliver to the Company, for the benefit of the Company as the Surviving Corporation, a general acknowledgement and release, in the form attached hereto as Exhibit D (the “Shareholder Acknowledgement and Release”), acknowledging receipt of the applicable number of shares of the Company Common Stock as calculated in accordance with the Capitalization Table in full satisfaction of the Surviving Corporation’s obligations to such holder pursuant to this Agreement and applicable law and releasing and discharging the Surviving Corporation from any and all obligations and liabilities to such holder.

8.                                      Entire Agreement. This Agreement together with the Certificate of Merger [and the Shareholder Acknowledgment and Release] constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

(1)  The final payment will be made prior to the merger.

9.                                      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.                               No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.                               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.                               Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.                               Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.                               Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

15.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVANCED DISPOSAL WASTE HOLDINGS CORP.

By
Name:
Title:

ADS WASTE HOLDINGS, INC.

By
Name:
Title:

Below is a list of omitted exhibits from the Form of Agreement and Plan of Merger filed as Exhibit 2.1 to this Registration Statement on Form S-1 (File No. 333-206508).  ADS Waste Holdings, Inc. agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

Exhibit A	By-Laws
Exhibit B	Certificate of Incorporation
Exhibit C	Capitalization Table
Exhibit D	Shareholder Acknowledgment and Release